EXHIBIT 21
FRANKLIN ELECTRIC CO., INC.

SUBSIDIARIES OF THE REGISTRANT
____________

	State or country of incorporation	Percent of voting stock owned
Subsidiaries consolidated:
Advanced Polymer Technology, Inc.	Michigan	100

Coverco S.r.l.	Italy	100

EBW, Inc.	Michigan	100

Franklin Electric (Australia) Pty. Ltd.	Australia	100

Franklin Electric B.V.	Netherlands	100

Franklin Electric Europa GmbH	Germany	100

Franklin Electric International, Inc.	Delaware	100

Franklin Electric Manufacturing, Inc.	Indiana	100

Franklin Electric Sales, Inc.	Indiana	100

Franklin Electric (Shanghai) Co., Ltd.	China	100

Franklin Electric (Shenzen) Co., Ltd.	China	100

Franklin Electric spol s.r.o.	Czech Republic	100

Franklin Electric (South Africa) Pty. Ltd.	South Africa	100

Franklin Electric Subsidiaries, Inc. [inactive]	Indiana	100

Franklin Electric (Suzhou) Co., Ltd.	China	100

Franklin Fueling Systems, GmbH	Germany	100

Franklin Fueling Systems, Inc.	Indiana	100

Franklin Pump Systems, Inc.	Arkansas	100

Intelligent Controls, Inc.	Maine	100

Mesmex S.A. de C.V.	Mexico	100

Motores Franklin S.A. de C.V.	Mexico	100

Motori Sommersi Riawolgibili S.r.l.	Italy	75

Servicios de Mesmex S.A. de C.V	Mexico	100